    As filed with the Securities and Exchange Commission on August 17, 2000
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                                --------------
                               KOHL'S CORPORATION
             (Exact name of Registrant as specified in its charter)
                                --------------
                           N56 W17000 Ridgewood Drive
                        Menomonee Falls, Wisconsin 53051
                                 (262) 703-7000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
               Wisconsin                               39-1630919
      (State or other jurisdiction                  (I.R.S. Employer
   of incorporation or organization)              Identification No.)
                                --------------
                                   Copies to:
           William S. Kellogg                    Peter M. Sommerhauser
         R. Lawrence Montgomery                   Godfrey & Kahn, S.C.
           Kohl's Corporation                    780 North Water Street
       N56 W17000 Ridgewood Drive              Milwaukee, Wisconsin 53202
    Menomonee Falls, Wisconsin 53051                 (414) 273-3500
             (262) 703-7000
 (Name, address, including zip code, and telephone number, including area code, of agent, for service)
Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement is declared effective.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 Title of Each Class of                      Proposed Maximum   Proposed Maximum      Amount of
    Securities to be        Amount to be      Offering Price       Aggregate         Registration
       Registered            Registered        Per Unit (1)    Offering Price (1)        Fee
-------------------------------------------------------------------------------------------------
Liquid Yield Option
 Notes (Zero Coupon--
 Subordinated) due 2020
 (2)...................     $551,450,000          57.75%          $318,462,375         $84,075
Common Stock, $.01 par
 value.................         (3)                (3)                (3)                (4)
-------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the bid and asked prices of the Liquid Yield Option Notes (Zero Coupon--Subordinated) on the PORTAL system on August 15, 2000.
(2) LYONs were issued at an original price of $579.12 per $1,000 principal at maturity, which represents an aggregate initial offering price of $319,355,724 and a principal amount at maturity of $551,450,000.
(3) Includes 3,946,176 shares of Common Stock issuable upon conversion of the LYONs at the rate of 7.156 shares of Common Stock per $1,000 principal amount at maturity of the LYONs. Pursuant to Rule 416 under the Securities Act, such number of shares of Common Stock registered hereby shall include an indeterminate number of shares of Common Stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.
(4) Pursuant to Rule 457(i), there is no additional filing fee with respect to the shares of Common Stock issuable upon conversion of the LYONs because no additional consideration will be received in connection with the exercise or the conversion privilege.
  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+Information in this prospectus is not complete and may be changed. We may not +
+sell these securities until the Registrant Statement filed with the           +
+Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and we are not soliciting offers to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             Subject to Completion
                             Dated August 17, 2000

PROSPECTUS

                                  $551,450,000
                                     KOHL'S

        Liquid Yield OptionTM Notes (Zero Coupon--Subordinated) due 2020
                                      and
             The Common Stock Issuable Upon Conversion of the LYONs

                                  ----------

    Kohl's Corporation issued the LYONs in a private placement in June 2000 at an issue price of $579.12 per LYON. This prospectus will be used by selling securityholders to resell their LYONs and the common stock issuable upon conversion of their LYONs.

    The LYONs are convertible any time prior to maturity into common stock at a conversion rate of 7.156 shares of common stock per LYON, subject to adjustment in certain events.

    Kohl's will not pay interest on the LYONs prior to maturity. The principal amount at maturity of each LYON is $1,000. The issue price represents a yield to maturity of 2.75% per year.

    Kohl's may redeem all or a portion of the LYONs on or after June 12, 2003. Holders may require Kohl's to repurchase their LYONs at a price of $628.57 per LYON on June 12, 2003 and $761.00 per LYON on June 12, 2020. In addition, holders may require Kohl's to repurchase the LYONs upon a change in control on or before June 12, 2003.

    Upon the occurrence of a Tax Event, Kohl's may have interest instead of future original issue discount accrue on each LYON from the option exercise date at 2.75% per year on the restated principal amount.

    Kohl's Corporation's common stock is listed on the New York Stock Exchange under the symbol "KSS." On August 15, 2000, the reported last sale price of the common stock on the New York Stock Exchange was $57.00 per share.

                                  ----------

    The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                       TMTrademark of Merrill Lynch & Co.

                                          , 2000

                             ABOUT THIS PROSPECTUS

      You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer or sale is not permitted. The information in this prospectus is accurate only as of any date of this prospectus.

      In this prospectus, the terms "Kohl's", "we" and "our" mean Kohl's Corporation and its consolidated subsidiaries, unless otherwise specified.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Forward-Looking Statements.................................................   2
Where You Can Find More Information........................................   2
Summary....................................................................   4
Use of Proceeds............................................................   8
Ratio of Earnings to Fixed Charges.........................................   8
Description of Lyons.......................................................   8
Description of Capital Stock...............................................  22
Federal Income Tax Considerations..........................................  24
Selling Securityholders....................................................  28
Plan of Distribution.......................................................  35
Legal Matters..............................................................  37
Experts....................................................................  37

                               ----------------

      "Kohl's" is one of our federally registered service marks. This prospectus also includes or incorporates references to trademarks and brand names of other companies.

                           FORWARD-LOOKING STATEMENTS

      Statements included or incorporated by reference in this prospectus that are not statements of historical facts may be deemed to be "forward-looking statements," subject to protections under federal law. We intend words such as "believes," "anticipates," "plans," "expects" and similar expressions to identify forward-looking statements. In addition, statements covering our future performance and our plans, objectives, expectations or intentions are forward-looking statements, such as statements regarding our debt service requirements, planned capital expenditures, future store openings and adequacy of capital resources. There are a number of important factors that could cause our results to differ materially from those indicated by the forward-looking statements, including among others those discussed under the "management's discussion and analysis of financial condition and results of operations" sections of our annual and quarterly reports and as follows:

     .  heightened competition;

     .  adverse weather conditions in our retail markets;

     .  the seasonality of our business;

     .  increases in interest rates;

     .  increases in real estate, construction and development costs;

     . inventory imbalances caused by unanticipated fluctuations in consumer demand;

     . trends in the economy which affect consumer confidence and demand for our merchandise;

     . our ability to successfully execute our retailing concept in new markets;

     . our ability to find suitable store sites that we can acquire on acceptable terms; and

     . our ability to continue to hire, train and retain sufficient numbers of capable and talented associates.

                      WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the regional offices of the SEC located at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges.

      Our common stock is listed on the New York Stock Exchange. You may also inspect the information we file with the SEC at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      We are "incorporating by reference" specified documents that we file with the SEC, which means:

     .  incorporated documents are considered part of this prospectus,

     . we are disclosing important information to you by referring you to those documents, and

     . information that we file in the future with the SEC will automatically update and supersede this prospectus.

      We incorporate by reference the documents listed below and any documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this prospectus and before our offering is complete:

     .  our annual report on Form 10-K for the fiscal year ended January
        29, 2000;

     . our quarterly report on Form 10-Q for the fiscal quarter ended April 29, 2000;

     .  our current report on Form 8-K dated June 5, 2000; and

     . the description of our common stock contained in our registration statement filed pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

      You may also request a copy of these filings (excluding exhibits), at no cost, by writing or telephoning our chief financial officer at the following address:

                                  Arlene Meier
                               Kohl's Corporation
                           N56 W17000 Ridgewood Drive
                        Menomonee Falls, Wisconsin 53051
                                 (262) 703-7000

                                    SUMMARY

      The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus, including the information incorporated by reference and the financial data and related notes, before making an investment decision. When used in this prospectus, the terms "we," "our" and "us" refer to Kohl's Corporation and its consolidated subsidiaries and not to the selling securityholders.

                                     KOHL'S

      We currently operate 298 family oriented, specialty department stores primarily in the Midwest, Mid-Atlantic and Northeast areas of the United States, that feature quality, national brand merchandise priced to provide exceptional value to customers. Our stores sell moderately priced apparel, shoes, accessories and home products targeted to middle-income customers shopping for their families and homes. Kohl's offers a convenient shopping experience through easily accessible locations, well laid out stores, central checkout and good in-stock position which allows the customer to get in and out quickly. Our stores have fewer departments than traditional, full-line department stores, but offer customers dominant assortments of merchandise displayed in complete selections of styles, colors and sizes. Central to our pricing strategy and overall profitability is a culture focused on maintaining a low cost structure. Critical elements of this low cost structure are our unique store format, lean staffing levels, sophisticated management information systems and operating efficiencies resulting from centralized buying, advertising and distribution.

      Since 1986, we have expanded from 40 stores in three states to 298 stores in 25 states both by acquiring and converting pre-existing stores and by opening new stores. From fiscal 1995 to fiscal 1999, our net sales increased from $1.9 billion to $4.6 billion and our operating income increased from $135.9 million to $448.3 million. Our expansion strategy is to open a mix of new market, contiguous market and fill-in stores. This allows us to balance the cost of new market entry by leveraging advertising, purchasing, transportation and regional overhead expenses in fill-in markets. In fiscal 1999, Kohl's opened 46 new stores which included 25 stores in new markets and 21 stores in fill-in or contiguous markets. New markets entered included Denver, Colorado with six stores, St. Louis, Missouri with six stores and Dallas/Ft. Worth, Texas with 13 stores. Fill-in or contiguous stores included 11 Midwest, 8 Mid-Atlantic and 2 Southeast stores.

      We believe there is substantial opportunity for further growth and intend to open approximately 60 new stores in fiscal 2000. In the first quarter of fiscal 2000, we opened 39 stores including the conversion of 33 stores previously operated by Caldor Corp. in New York, New Jersey, Connecticut and Maryland. In addition, we opened four new stores in the Dallas/Fort Worth, Texas market and one new store each in Rochester, Minnesota and Arnold, Missouri. In the fall of 2000, Kohl's plans to open approximately 21 additional stores, entering the Oklahoma market for the first time with three stores in Tulsa and expansion in a number of existing markets including Chicago, Denver, Dallas and New York. Kohl's expansion plan for 2001 is to open 55-60 new stores, including entering the Atlanta market with approximately 12 stores.

      Our retailing strategy has proven to be readily transferable to all size markets. For example, we successfully operate stores in small markets such as Kalamazoo and Green Bay, intermediate markets such as Kansas City and Denver and large markets such as Chicago and Dallas. In addition, our retailing concept has been successful in multiple retailing formats: strip shopping centers, community and regional malls and free-standing stores. We believe the transferability of our retailing strategy, our experience in acquiring and converting pre-existing stores and in building new stores, combined with our substantial investment in management information systems, centralized distribution and headquarters functions provide a solid foundation for further expansion.

      Our principal executive offices are located at N56 W17000 Ridgewood Drive, Menomonee Falls, Wisconsin 53051. Our telephone number at this location is (262) 703-7000.

                                  The Offering

LYONs........................  $551,450,000 aggregate principal amount at maturity of LYONs due June 12, 2020. We
                               will not pay interest on the LYONs prior to maturity. Each LYON was issued at a price of $579.12 per LYON and has a principal amount at maturity of $1,000.

Maturity.....................  June 12, 2020.

Yield to Maturity of LYONs...  2.75% per year (computed on a semiannual bond equivalent basis) calculated from June
                               12, 2000.

Conversion Rights............  Holders may convert the LYONs at any time on or before the maturity date, unless the LYONs have been redeemed or purchased previously. For each LYON converted, we will deliver 7.156 shares of our common stock. The conversion rate may be adjusted for certain reasons, but will not be adjusted for accrued original issue discount. Upon conversion, the holder will not receive any cash payment representing accrued original issue discount; accrued original issue discount will be deemed paid by the shares of common stock received by the holder of LYONs on conversion.

Subordination................  The LYONs are subordinated to all existing and future senior indebtedness of Kohl's.
                               As of April 29, 2000, Kohl's Corporation had approximately $397 million of senior indebtedness outstanding, excluding guarantees of liabilities of subsidiaries. The term "senior indebtedness" is defined in the "Description of LYONs-- Subordination" section of this prospectus. The LYONs are also effectively subordinated to all other liabilities, including trade payables, of Kohl's Corporation's subsidiaries. As of April 29, 2000, the subsidiaries of Kohl's Corporation had approximately $994 million of liabilities outstanding.

Original Issue Discount......  We are offering each LYON at an original issue discount for U.S. federal income tax purposes equal to the principal amount at maturity of each LYON less the issue price to investors. You should be aware that, although we will not pay interest on the LYONs, U.S. investors must include accrued original issue discount in their gross income for U.S. federal income tax purposes prior to the conversion, redemption, sale or maturity of the LYONs. This will be true even if such LYONs are ultimately not converted, redeemed, sold or paid at maturity.

Sinking Fund.................  None.

Optional Redemption..........  We may redeem all or a portion of the LYONs for cash at any time on or after June 12, 2003, at the redemption prices set forth in this prospectus.

Purchase of the LYONs by
  Kohl's at the Option of
  the Holder.................  Holders may require us to purchase their
                               LYONs on either of the following dates at the following prices:

                               . on June 12, 2003 at a price of $628.57 per LYON; and

                               . on June 12, 2010 at a price of $761.00 per LYON.

                               We may choose to pay the purchase price in cash or shares of common stock or a combination of cash and shares of common stock.

Change in Control............  Upon a change in control of Kohl's occurring on or before June 12, 2003, each holder may require us to repurchase all or a portion of such holder's LYONs at a price equal to the issue price of such LYONs plus accrued original issue discount to the date of repurchase. The term "change in control" is defined in the "Description of LYONs-- Change in Control Permits Purchase of LYONs at the Option of the Holder" section of this prospectus.

Optional Conversion to
  Semiannual Coupon Notes
  upon Tax Event.............  From and after the occurrence of a Tax
                               Event, at the option of Kohl's, interest instead of future original issue discount shall accrue on each LYON from the option exercise date at 2.75% per year on the restated principal amount and shall be payable semiannually on each interest payment date to holders of record at the close of business on each regular record date immediately preceding such interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 360-day months and will accrue from the most recent date to which interest has been paid or, if no interest has been paid, the option exercise date. In such event, the redemption price, purchase price and change in control purchase price shall be adjusted as described in this prospectus. However, there will be no changes in the holder's conversion rights.

Use of Proceeds..............  Kohl's will not receive any of the proceeds from the sale by any selling securityholder of the LYONs or the underlying common stock.

DTC Eligibility..............  The LYONs were issued in fully registered book-entry form and are represented by one or more permanent global LYONs without coupons deposited with a custodian for and registered in the name of a nominee of DTC in New York, New York. Beneficial interests in any such global LYONs are shown in, and transfers of such LYONs will be effected only through, records maintained by DTC and its direct and indirect participants, and any such interest may not be exchanged for certificated LYONs, except in limited circumstances described in this prospectus. Settlement and all secondary market trading activity for the LYONs will be in same day funds.

Trading......................  The LYONs issued in the initial private placement are eligible for trading in the PORTAL system. However, LYONs sold using this prospectus will no longer be eligible for trading in the PORTAL system. The common stock is traded on the New York Stock Exchange under the symbol "KSS."

                                USE OF PROCEEDS

      We will not receive any proceeds from the sale by any selling securityholders of the LYONs or the underlying common stock.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                                       Three Months
                                            Fiscal Year Ended(a)                          Ended
                         ----------------------------------------------------------- ----------------
                         February 3, February 1, January 31, January 30, January 29, May 1, April 29,
                           1996(b)      1997        1998        1999        2000      1999    2000
                         ----------- ----------- ----------- ----------- ----------- ------ ---------
Ratio of earnings to
 fixed charges(c).......  4.96x(d)      4.94x       5.06x       5.99x       6.03x    4.68x    4.22x

--------
(a) Our fiscal year ends on the Saturday closest to January 31.
(b) Fiscal year 1995 contained 53 weeks.
(c) The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, "earnings" means pre-tax income plus fixed charges minus capitalized interest. "Fixed charges" includes interest (expensed or capitalized), the portion of rent expense representative of interest and the amortization of deferred financing costs.
(d) Excluding the credit operations non-recurring expense of $14.1 million, the ratio of earnings to fixed charges would be 5.40x.

                              DESCRIPTION OF LYONS

      The LYONs were issued under an indenture, dated June 12, 2000, between us and The Bank of New York. The following summary is not complete. You should look at the indenture that has been filed as an exhibit to this registration statement. As used in this description, the words "we," "us," "our" or "Kohl's" do not include any current or future subsidiary of Kohl's Corporation.

General

      We issued $551,450,000 aggregate principal amount at maturity of LYONs in the June 2000 private placement. The LYONs will mature on June 12, 2020. The principal amount at maturity of each LYON is $1,000. The LYONs are payable at the office of the paying agent, which initially will be an office or agency of the trustee, or an office or agency maintained by us for such purpose, in the Borough of Manhattan, The City of New York.

      The LYONs were offered at a substantial discount from their principal amount at maturity. See "Federal Income Tax Considerations--Original Issue Discount." Except as described below, we will not make periodic payments of interest on the LYONs. Each LYON was issued at an issue price of $579.12 per LYON. However, the LYONs will accrue original issue discount while they remain outstanding. Original issue discount is the difference between the issue price and the principal amount at maturity of a LYON. The calculation of the accrual of original issue discount will be on a semiannual bond equivalent basis using a 360-day year composed of twelve 30-day months. The issue date for the LYONs and the commencement date for the accrual of original issue discount was June 12, 2000.

      Maturity, conversion, purchase by us at the option of a holder or redemption of a LYON will cause original issue discount and interest, if any, to cease to accrue on such LYON under the indenture. We may not reissue a LYON that has matured or been converted, purchased by us at the option of a holder, redeemed or otherwise cancelled, except for registration of transfer, exchange or replacement of such LYON.

      LYONs may be presented for conversion at the office of the conversion agent, and for exchange or registration of transfer at the office of the registrar, each such agent initially being the trustee.

Book-Entry Form

      The LYONs were issued in the form of a global security held in book-entry form. DTC or its nominee is the sole registered holder of the LYONs for all purposes under the indenture. Owners of beneficial interests in the LYONs represented by the global security hold such interests pursuant to the procedures and practices of DTC. As a result, owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert or require repurchase of their interests, in accordance with the procedures and practices of DTC. Beneficial owners are not holders and are not entitled to any rights under the global security or the indenture provided to the holders of the LYONs. Kohl's and the trustee, and any of their respective agents, may treat DTC as the sole holder and registered owner of the global security.

      Certificated LYONs may be issued in exchange for beneficial interests in LYONs represented by the global security only in the limited circumstances set forth in the indenture.

Transfer or Exchange

      No service charge will be made for any registration of transfer or exchange of LYONs. However, we may require the holder to pay any tax, assessment or other governmental charge payable as a result of such transfer or exchange.

Subordination

      Indebtedness evidenced by the LYONs is subordinated in right of payment, as set forth in the indenture, to the prior payment in full of all existing and future senior indebtedness of Kohl's. Upon any payment or distribution of assets of Kohl's to its creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other similar proceedings, the holders of all senior indebtedness shall first be entitled to receive payment in full of all amounts due or to become due thereon, or payment of such amounts shall have been provided for, before the holders of the LYONs shall be entitled to receive any payment or distribution with respect to any LYONs.

      By reason of the subordination described in this prospectus, in the event of insolvency, upon any distribution of the assets of Kohl's, (i) the holders of the LYONs will be required to pay over their share of such distribution to the trustee in bankruptcy, receiver or other person distributing the assets of Kohl's for application to the payment of senior indebtedness remaining unpaid, to the extent necessary to pay all holders of senior indebtedness in full, and
(ii) unsecured creditors of Kohl's who are not holders of LYONs or holders of senior indebtedness of Kohl's may recover less, ratably, than holders of senior indebtedness of Kohl's and may recover more, ratably than the holders of LYONs.

      In addition, no payment of the principal amount at the maturity of the LYONs (or if the LYONs have been converted to semiannual coupon notes following a Tax Event, as described below, the restated principal amount, as described below), issue price, accrued original issue discount, redemption price, change in control purchase price or interest, if any, with respect to any LYONs may be made by Kohl's, nor may Kohl's pay cash with respect to the purchase price of any LYONs (other than for fractional shares) or acquire any LYONs for cash or property (except as set forth in the indenture) if (i) any payment default on any senior indebtedness has occurred and is continuing beyond any applicable grace period or (ii) any default (other than a payment default) with respect to senior indebtedness occurs and is continuing that permits the acceleration of the maturity thereof and such default is either the subject of judicial proceedings or Kohl's receives a written notice of such default from the holders of such senior indebtedness (a "senior indebtedness default notice"). Notwithstanding the foregoing, payments with respect to the LYONs may resume and Kohl's may acquire LYONs when (a) the default with respect to the senior indebtedness is cured or waived or (b) in the case of a default described in (ii) above, 179 or more days pass after notice of the default is received by Kohl's, provided that the terms of the indenture otherwise permit the payment or acquisition of the LYONs at that time. If Kohl's receives a senior indebtedness default notice, then a similar notice received within nine months thereafter relating to the same default on the same issue of senior indebtedness shall not be effective to prevent the payment or acquisition of the LYONs as provided above. In addition, no payment may be made on the LYONs if any LYONs are declared due and payable prior to their stated maturity by reason of the occurrence of an event of default until the earlier of (i) 120 days after the date of such acceleration or (ii) the payment in full of all senior indebtedness, but only if such payment is then otherwise permitted under the terms of the indenture. Notwithstanding the foregoing, upon the expiration of any payment blockage period described above, holders of the LYONs are required to pay over any amounts collected by such holders of senior indebtedness to the extent necessary to pay all holders of senior indebtedness in full.

      The term "senior indebtedness" of Kohl's means the principal, premium (if any) and unpaid interest on all present and future (i) indebtedness of Kohl's for borrowed money, (ii) obligations of Kohl's evidenced by bonds, debentures, notes or similar instruments, (iii) obligations of Kohl's under (a) interest rate swaps, caps, collars, options, and similar arrangements, (b) any foreign exchange contract, currency swap contract, futures contract, currency option contract, or other foreign currency hedge, and (c) credit swaps, caps, floors, collars and similar arrangements, (iv) indebtedness incurred, assumed or guaranteed by Kohl's in connection with the acquisition by it or a subsidiary of Kohl's of any business, properties or assets (except purchase-money indebtedness classified as accounts payable under generally accepted accounting principles), (v) all obligations and liabilities (contingent or otherwise) in respect of leases of Kohl's required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of Kohl's and all obligations and liabilities (contingent or otherwise) under any lease or related document (including a purchase agreement) in connection with the lease of real property which provides that Kohl's is contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and the obligations of Kohl's under such lease or related document to purchase or to cause a third party to purchase such leased property, (vi) reimbursement obligations of Kohl's in respect of letters of credit relating to indebtedness or other obligations of Kohl's that qualify as indebtedness or obligations of the kind referred to in clauses (i) through (v) above, and (vii) obligations of Kohl's under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (vi) above, in each case unless in the instrument creating or evidencing the indebtedness or obligation or pursuant to which the same is outstanding it is provided (1) that such indebtedness or obligation is not senior in right of payment to the LYONs or (2) that such indebtedness or obligation is subordinated to any other indebtedness or obligation of Kohl's, unless such indebtedness or obligation expressly provides that such indebtedness or obligations be senior in right of payment to the LYONs. The indenture does not restrict Kohl's from incurring additional indebtedness, including senior indebtedness. At April 29, 2000, Kohl's had approximately $397 million of senior indebtedness outstanding, excluding guarantees of liabilities of subsidiaries.

      The LYONs are effectively subordinated to all existing and future liabilities of Kohl's subsidiaries. Any right of Kohl's to participate in any distribution of the assets of any of its subsidiaries upon the liquidation, reorganization or insolvency of such subsidiary (and the consequent right of the holders of the LYONs to participate in those assets) is subject to the claims of the creditors (including trade creditors) of such subsidiary, except to the extent that claims of Kohl's itself as a creditor of such subsidiary may be recognized, in which case the claims of Kohl's would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by Kohl's. At April 29, 2000, subsidiaries of Kohl's had approximately $994 million of liabilities outstanding.

Conversion Rights

      A holder may convert a LYON, in multiples of $1,000 principal amount at maturity, into common stock at any time before the close of business on June 12, 2020. However, a holder may convert a LYON only until the close of business on the redemption date if we call a LYON for redemption. A LYON for which a holder has delivered a purchase notice or a change in control purchase notice requiring us to purchase the LYON may be converted only if such notice is withdrawn in accordance with the indenture.

      The conversion rate is 7.156 shares of common stock per LYON, subject to adjustment upon the occurrence of certain events described below. We will pay cash for any fractional share in an amount equal to the Sale Price (as defined below) on the trading day immediately preceding the conversion date.

      On conversion of a LYON, a holder will not receive any cash payment representing accrued original issue discount. Our delivery to the holder of the fixed number of shares of common stock into which the LYON is convertible, together with any cash payment for fractional shares, will be deemed:

    --to satisfy our obligation to pay the principal amount at maturity of the LYON; and

    --to satisfy our obligation to pay accrued original issue discount attributable to the period from the issue date through the conversion date.

      As a result, accrued original issue discount is deemed to be paid in full rather than cancelled, extinguished or forfeited.

      The conversion rate will not be adjusted for such accrued original issue discount. A certificate for the number of full shares of common stock into which any LYON is converted, together with any cash payment for fractional shares, will be delivered through the conversion agent as soon as practicable following the conversion date. For a discussion of the tax treatment of a holder receiving common stock upon conversion, see "Federal Income Tax Considerations--Disposition or Conversion."

      To convert a LYON into shares of common stock, a holder must:

    --complete and manually sign the conversion notice on the back of the LYON or complete and manually sign a facsimile of the conversion notice and deliver the conversion notice to the conversion agent;

    --surrender the LYON to the conversion agent;

    --if required by the conversion agent, furnish appropriate endorsements and transfer documents; and

    --if required, pay all transfer or similar taxes.

      Pursuant to the indenture, the date on which all of the foregoing requirements have been satisfied is the conversion date.

      The conversion rate will be adjusted for:

    --dividends or distributions on common stock payable in common stock or other capital stock;

    --subdivisions, combinations or certain reclassifications of common stock;

    --distributions to all holders of common stock of certain rights to purchase common stock for a period expiring within 60 days at less than the Sale Price at the time; and

    --distributions to such holders of our assets or debt securities or certain rights to purchase our securities (excluding cash dividends or other cash distributions from current or retained earnings unless the annualized amount thereof per share exceeds 10% of the Sale Price on the day preceding the date of declaration of such dividend or other distribution).

      However, no adjustment need be made if holders may participate in the transaction or in certain other cases. In cases where the fair market value of assets, debt securities or certain rights, warrants or options to purchase our securities distributed to shareholders

    --equals or exceeds the average quoted price of the common stock, or

    --such average quoted price exceeds the fair market value of such assets, debt securities or rights, warrants or options so distributed by less than $1.00,

rather than being entitled to an adjustment in the conversion rate, the holder of a LYON will be entitled to receive upon conversion, in addition to the shares of common stock, the kind and amount of assets, debt securities or rights, warrants or options comprising the distribution that such holder would have received if such holder had converted such LYON immediately prior to the record date for determining the shareholders entitled to receive the distribution.

      If the shareholders rights plan under which any rights are issued provides that each share of common stock issued upon conversion of LYONs at any time prior to the distribution of separate certificates representing such rights will be entitled to receive such rights, there shall not be any adjustment to the conversion privilege or conversion rate as a result of:

    --the issuance of the rights;

    --the distribution of separate certificates representing the rights;

    --the exercise or redemption of such rights in accordance with any rights agreement; or

    --the termination or invalidation of the rights.

      The indenture permits us to increase the conversion rate from time to time.

      If we are party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of our assets, the right to convert a LYON into common stock may be changed into a right to convert it into the kind and amount of securities, cash or other assets of Kohl's or another person which the holder would have received if the holder had converted the holder's LYONs immediately prior to the transaction.

      Holders of the LYONs may, in certain circumstances, be deemed to have received a distribution subject to federal income tax as a dividend in the amount of:

    --a taxable distribution to holders of common stock which results in an adjustment of the conversion rate; or

    --an increase in conversion rate at our discretion.

      See "Federal Income Tax Considerations--Constructive Dividend."

      If we exercise our option to have interest instead of original issue discount accrue on a LYON following a Tax Event, the holder will be entitled on conversion to receive the same number of shares of common stock the holder would have received if we had not exercised such option.

      If we exercise this option, LYONs surrendered for conversion by a holder during the period from the close of business on any regular record date to the opening of business of the next interest payment date, except for LYONs to be redeemed on a date within this period or on the next interest payment date, must be accompanied by payment of an amount equal to the interest that the registered holder is to receive on the LYON.

      Except where LYONs surrendered for conversion must be accompanied by payment as described above, we will not pay interest on converted LYONs on any interest payment date subsequent to the date of conversion. See "--Optional Conversion to Semiannual Coupon Note upon Tax Event."

Redemption of LYONs at the Option of Kohl's

      No sinking fund is provided for the LYONs. Prior to June 12, 2003, the LYONs will not be redeemable at our option. Beginning on June 12, 2003, we may redeem the LYONs for cash as a whole at any time, or from time to time in part. We will give not less than 15 days nor more than 60 days notice of redemption by mail to holders of LYONs.

      The table below shows redemption prices of a LYON on June 12, 2003, at each June 12 thereafter prior to maturity and at maturity on June 12, 2020. These prices reflect the accrued original issue discount calculated to each such date. The redemption price of a LYON redeemed between such dates would include an additional amount reflecting the additional original issue discount accrued since the next preceding date in the table.

                                                            (2)
                                                          Accrued        (3)
                                               (1)        Original    Redemption
                                              LYON     Issue Discount   Price
Redemption Date                            Issue Price    at 2.75%    (1) + (2)
---------------                            ----------- -------------- ----------
June 12, 2003.............................   $579.12      $ 49.45      $ 628.57
June 12, 2004.............................    579.12        66.85        645.97
June 12, 2005.............................    579.12        84.74        663.86
June 12, 2006.............................    579.12       103.12        682.24
June 12, 2007.............................    579.12       122.01        701.13
June 12, 2008.............................    579.12       141.43        720.55
June 12, 2009.............................    579.12       161.38        740.50
June 12, 2010.............................    579.12       181.88        761.00
June 12, 2011.............................    579.12       202.95        782.07
June 12, 2012.............................    579.12       224.60        803.72
June 12, 2013.............................    579.12       246.86        825.98
June 12, 2014.............................    579.12       269.73        848.85
June 12, 2015.............................    579.12       293.23        872.35
June 12, 2016.............................    579.12       317.39        896.51
June 12, 2017.............................    579.12       342.21        921.33
June 12, 2018.............................    579.12       367.72        946.84
June 12, 2019.............................    579.12       393.94        973.06
At stated maturity........................    579.12       420.88      1,000.00

      If converted to semiannual coupon notes following the occurrence of a Tax Event, the LYONs will be redeemable at the restated principal amount plus accrued and unpaid interest from the date of the conversion through the redemption date. However, in no event may the LYONs be redeemed prior to June 12, 2003. See "--Optional Conversion to Semiannual Coupon Note Upon Tax Event."

      If less than all of the outstanding LYONs are to be redeemed, the trustee shall select the LYONs to be redeemed in principal amounts at maturity of $1,000 or integral multiples of $1,000. In this case, the trustee may select the LYONs by lot, pro rata or by any other method the trustee considers fair and appropriate. If a portion of a holder's LYONs is selected for partial redemption and the holder converts a portion of the LYONs, the converted portion shall be deemed to be the portion selected for redemption.

Purchase of LYONs at the Option of the Holder

      On the purchase dates of June 12, 2003 and June 12, 2010, we will, at the option of the holder, be required to purchase any outstanding LYON for which a written purchase notice has been properly delivered by the holder and not withdrawn, subject to certain additional conditions. Holders may submit their LYONs for purchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to such purchase date until the close of business on such purchase date.

      The purchase price of a LYON will be:

    --$628.57 per LYON on June 12, 2003; and

    --$761.00 per LYON on June 12, 2010.

      These purchase prices equal the issue price plus accrued original issue discount to the purchase dates.

      We may, at our option, elect to pay the purchase price in cash or shares of common stock, or any combination thereof. For a discussion of the tax treatment of a holder receiving cash, common stock or any combination thereof, see "Federal Income Tax Considerations--Disposition or Conversion."

      If prior to a purchase date the LYONs have been converted to semiannual coupon LYONs following the occurrence of a Tax Event, the purchase price will be equal to the restated principal amount plus accrued and unpaid interest from the date of the conversion to the purchase date. See "--Optional Conversion to Semiannual Coupon Note Upon Tax Event."

      We will be required to give notice on a date not less than 20 business days prior to each purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things:

    --whether we will pay the purchase price of LYONs in cash or common stock or any combination thereof, specifying the percentages of each;

    --if we elect to pay in common stock the method of calculating the
     Market Price of the common stock; and
    --the procedures that holders must follow to require us to purchase their LYONs.

      The purchase notice given by each holder electing to require us to purchase LYONs shall state:

    --the certificate numbers of the holder's LYONs to be delivered for purchase;

    --the portion of the principal amount at maturity of LYONs to be purchased, which must be $1,000 or an integral multiple of $1,000;

    --that the LYONs are to be purchased by us pursuant to the applicable provisions of the LYONs; and

    --in the event we elect, pursuant to the notice that we are required to give, to pay the purchase price in common stock, in whole or in part, but the purchase price is ultimately to be paid to the holder entirely in cash because any of the conditions to payment of the purchase price or portion of the purchase price in common stock is not satisfied prior to the close of business on the purchase date, as described below, whether the holder elects:

     (1) to withdraw the purchase notice as to some or all of the LYONs to which it relates, or

     (2) to receive cash in respect of the entire purchase price for all LYONs or portions of LYONs subject to such purchase notice.

      If the holder fails to indicate the holder's choice with respect to the election described in the final bullet point above, the holder shall be deemed to have elected to receive cash in respect of the entire purchase price for all LYONs subject to the purchase notice in these circumstances. For a discussion of the tax treatment of a holder receiving cash instead of common stock, see "Federal Income Tax Considerations--Disposition or Conversion."

      Any purchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the purchase date.

      The notice of withdrawal shall state:

    --the principal amount at maturity being withdrawn;

    --the certificate numbers of the LYONs being withdrawn; and

    --the principal amount at maturity, if any, of the LYONs that remains subject to the purchase notice.

      If we elect to pay the purchase price, in whole or in part, in shares of common stock, the number of shares of common stock to be delivered by us shall be equal to the portion of the purchase price to be paid in common stock divided by the Market Price of a share of common stock.

      We will pay cash based on the Market Price for all fractional shares of common stock in the event we elect to deliver common stock in payment, in whole or in part, of the Purchase Price. See "Federal Income Tax Considerations-- Disposition or Conversion."

      The "Market Price" means the average of the Sale Prices of the common stock for the five trading day period ending on (if the third business day prior to the applicable purchase date is a trading day, or if not, then on the last trading day prior to) the third business day prior to the applicable purchase date, appropriately adjusted to take into account the occurrence, during the period commencing on the first of such trading days during such five trading day period and ending on such purchase date, of certain events that would result in an adjustment of the conversion rate with respect to the common stock.

      The "Sale Price" of the common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which the common stock is traded or, if the common stock is not listed on a United States national or regional securities exchange, as reported by the Nasdaq System.

      Because the Market Price of the common stock is determined prior to the applicable purchase date, holders of LYONs bear the market risk with respect to the value of the common stock to be received from the date such Market Price is determined to such purchase date. We may pay the purchase price or any portion of the purchase price in common stock only if the information necessary to calculate the Market Price is published in a daily newspaper of national circulation.

      Upon determination of the actual number of shares of common stock in accordance with the foregoing provisions, we will publish such information on our web site on the World Wide Web.

      Our right to purchase LYONs, in whole or in part, with common stock is subject to our satisfying various conditions, including:

    --the registration of the common stock under the Securities Act and the Exchange Act, if required; and

    --any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

      If such conditions are not satisfied with respect to a holder prior to the close of business on the purchase date, we will pay the purchase price of the LYONs of the holder entirely in cash. See "Federal Income Tax Considerations--Disposition or Conversion." We may not change the form or components or percentages of components of consideration to be paid for the LYONs once we have given the notice that we are required to give to holders of LYONs, except as described in the first sentence of this paragraph.

      In connection with any purchase offer, we will:

    --comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

    --file Schedule TO or any other required schedule under the Exchange
     Act.

      Payment of the purchase price for a LYON for which a purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the LYON, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price for the LYON will be made promptly following the later of the purchase date or the time of delivery of the LYON.

      If the paying agent holds money or securities sufficient to pay the purchase price of the LYON on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the LYON will cease to be outstanding and original issue discount on such LYON will cease to accrue, whether or not the LYON is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the LYON.

      Our ability to purchase LYONs with cash may be limited by the terms of our then existing senior indebtedness or borrowing agreements.

      No LYONs may be purchased for cash at the option of holders if there has occurred and is continuing an event of default with respect to the LYONs, other than a default in the payment of the purchase price with respect to such LYONs.

Change in Control Permits Purchase of LYONs at the Option of the Holder

      In the event of any change in control occurring on or prior to June 12, 2003, each holder will have the right, at the holder's option, subject to the terms and conditions of the indenture, to require us to purchase all or any portion of the holder's LYONs. However, LYONs submitted for purchase by a holder must be principal amounts at maturity of $1,000 or an integral multiple of $1,000.

      We will be required to purchase the LYONs as of the date that is 35 business days after the occurrence of such change in control (a "change in control purchase date") at a cash price equal to the issue price plus accrued original issue discount to the change in control purchase date.

      If prior to a change in control purchase date the LYONs have been converted to semiannual coupon LYONs following the occurrence of a Tax Event, we will be required to purchase the LYONs at a cash price equal to the restated principal amount plus accrued and unpaid interest from the date of the conversion to the change in control purchase date.

      Within 15 business days after the occurrence of a change in control, we are obligated to mail to the trustee and to all holders of LYONs at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law a notice regarding the change in control, which notice shall state, among other things:

    --the events causing a change in control;

    --the date of such change in control;

    --the last date on which the purchase right may be exercised;

    --the change in control purchase price;

    --the change in control purchase date;

    --the name and address of the paying agent and the conversion agent;

    --the conversion rate and any adjustments to the conversion rate;

    --that LYONs with respect to which a change in control purchase notice is given by the holder may be converted only if the change in control purchase notice has been withdrawn in accordance with the terms of the indenture; and

    --the procedures that holders must follow to exercise these rights.

      To exercise this right, the holder must deliver a written notice to the paying agent prior to the close of business on the change in control purchase date. The required purchase notice upon a change in control shall state:

    --the certificate numbers of the LYONs to be delivered by the holder;

    --the portion of the principal amount at maturity of LYONs to be purchased, which portion must be $1,000 or an integral multiple of $1,000; and

    --that we are to purchase such LYONs pursuant to the applicable provisions of the LYONs.

      Any change in control purchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the change in control purchase date.

      The notice of withdrawal shall state:

    --the principal amount at maturity being withdrawn;

    --the certificate numbers of the LYONs being withdrawn; and

      --the principal amount at maturity, if any, of the LYONs that remain subject to a change in control purchase notice.

      Payment of the change in control purchase price for a LYON for which a change in control purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the LYON, together with necessary endorsements, to the paying agent at any time after the delivery of such change in control purchase notice. Payment of the change in control purchase price for such LYON will be made promptly following the later of the change in control purchase date or the time of delivery of such LYON.

      If the paying agent holds money sufficient to pay the change in control purchase price of the LYON on the business day following the change in control purchase date in accordance with the terms of the indenture, then, immediately after the change in control purchase date, original issue discount on such LYON will cease to accrue, whether or not the LYON is delivered to the paying agent, and all other rights of the holder shall terminate, other than the right to receive the change in control purchase price upon delivery of the LYON.

      Under the indenture, a "change in control" of Kohl's is deemed to have occurred at such time as:

    --any person, including its affiliates and associates, other than Kohl's, its subsidiaries or their employee benefit plans, files a
     Schedule 13D or TO (or any successor schedule, form or report under the Exchange Act) disclosing that such person has become the beneficial owner of 50% or more of the voting power of our common stock or other capital stock into which the common stock is reclassified or changed, with certain exceptions; or

    --there shall be consummated any share exchange, consolidation or merger of Kohl's pursuant to which the common stock would be converted into cash, securities or other property, in each case other than a share exchange, consolidation or merger of Kohl's in which the holders of the common stock immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the total voting power in the aggregate of all classes of capital stock of the continuing or surviving corporation immediately after the share exchange, consolidation or merger.

      The indenture does not permit our board of directors to waive our obligation to purchase LYONs at the option of holders in the event of a change in control.

      In connection with any purchase offer in the event of a change in control, we will:

    --comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

    --file Schedule TO or any other required schedule under the Exchange
     Act.

      The change in control purchase feature of the LYONs may in certain circumstances make more difficult or discourage a takeover of Kohl's. The change in control purchase feature, however, is not the result of our knowledge of any specific effort:

    --to accumulate shares of common stock;

    --to obtain control of Kohl's by means of a merger, tender offer, solicitation or otherwise; or

    --part of a plan by management to adopt a series of anti-takeover provisions.

      Instead, the change in control purchase feature is a standard term contained in other LYONs offerings that have been marketed by Merrill Lynch. The terms of the change in control purchase feature resulted from negotiations between Merrill Lynch and us.

      We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a change in control with respect to the change in control purchase feature of the LYONs but that would increase the amount of our outstanding indebtedness.

      No LYONs may be purchased at the option of holders upon a change in control if there has occurred and is continuing an event of default with respect to the LYONs, other than a default in the payment of the change in control purchase price with respect to the LYONs.

Events of Default

      The following are events of default for the LYONs:

     (1) default in payment of the principal amount at maturity (or if the LYONs have been converted to semiannual coupon notes following a Tax Event, the restated principal amount), issue price, accrued original issue discount (or if the LYONs have been converted to semiannual coupon notes following a Tax Event, accrued and unpaid interest), redemption price, purchase price or change in control purchase price with respect to any LYON when such becomes due and payable (whether or not such payment is prohibited by the provisions of the indenture);

     (2) failure by Kohl's to comply with any of its other agreements in the LYONs or the indenture upon receipt by Kohl's of notice of such default by the trustee or by holders of not less than 25% in aggregate principal amount at maturity of the LYONs then outstanding and Kohl's failure to cure (or obtain a waiver of) such default within 60 days after receipt by Kohl's of such notice;

     (3) (A) the failure of Kohl's to make any payment by the end of any applicable grace period after maturity of indebtedness, which term as used in the indenture means obligations (other than nonrecourse obligations) of Kohl's for borrowed money or evidenced by bonds, debentures, notes or similar instruments ("Indebtedness") in an amount in excess of $25,000,000 and continuance of such failure, and
     (B) the acceleration of Indebtedness in an amount in excess of $25,000,000 because of a default with respect to such Indebtedness without such Indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled in case of (A) or
     (B) above, for a period of 30 days after written notice to Kohl's by the trustee or to Kohl's and the trustee by the holders of not less than 25% in aggregate principal amount at maturity of the LYONs then outstanding. However, if any such failure or acceleration referred to in (A) or (B) above shall cease or be cured, waived, rescinded or annulled, then the event of default by reason thereof shall be deemed not to have occurred; or

     (4) certain events of bankruptcy or insolvency affecting Kohl's.

      If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount at maturity of the LYONs then outstanding may declare the issue price of the LYONs plus the original issue discount on the LYONs accrued through the date of such declaration to be immediately due and payable. In the case of certain events of bankruptcy or insolvency, the issue price of the LYONs plus the original issue discount accrued thereon through the occurrence of such event shall automatically become and be immediately due and payable.

Optional Conversion to Semiannual Coupon Note Upon Tax Event

      From and after the date of the occurrence of a Tax Event, we shall have the option to elect to have interest in lieu of future original issue discount accrue at 2.75% per year on a principal amount per LYON (the "restated principal amount") equal to the issue price plus original issue discount accrued to the date of the Tax Event or the date on which we exercise the option described herein, whichever is later (the "option exercise date").

      Such interest shall accrue from the option exercise date and shall be payable semiannually on the interest payment dates of June 12 and December 12 of each year to holders of record at the close of business on May 28 or November 27 immediately preceding the interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the option exercise date.

      A "Tax Event" means that Kohl's shall have received an opinion from independent tax counsel experienced in such matters to the effect that, on or after the date of this offering memorandum, as a result of:

  (1) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or

  (2) any amendment to, or change in, an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority,

in each case which amendment or change is enacted, promulgated, issued or announced or which interpretation is issued or announced or which action is taken, on or after the date of this offering memorandum there is more than an insubstantial risk that interest (including original issue discount) payable on the LYONs either:

    --would not be deductible on a current accrual basis, or

    --would not be deductible under any other method, in either case in whole or in part, by Kohl's (by reason of deferral, disallowance, or otherwise) for United States federal income tax purposes.

      The Clinton Administration has previously proposed to change the tax law to defer the deduction of original issue discount on convertible debt instruments until the issuer pays the interest. Congress has not yet enacted these proposed changes in the law.

      If a similar proposal were ever enacted and made applicable to the LYONs in a manner that would limit our ability to either

    --deduct the interest, including original issue discount, payable on the LYONs on a current accrual basis, or

    --deduct the interest, including original issue discount, payable on the LYONs under any other method for United States federal income tax purposes,

such enactment would result in a Tax Event and the terms of the LYONs would be subject to modification at our option as described above.

      The modification of the terms of LYONs by us upon a Tax Event as described above could possibly alter the timing of income recognition by holders of the LYONs with respect to the semiannual payments of interest due on the LYONs after the option exercise date. See "Federal Income Tax
Considerations."

Merger and Sales of Assets by Kohl's

      The indenture provides that Kohl's may not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to another person, unless among other items,

    --the resulting, surviving or transferee person (if other than Kohl's) is organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person assumes all obligations of Kohl's under the LYONs and the indenture, and

    --Kohl's or such successor person shall not immediately thereafter be in default under the indenture.

      Upon the assumption of the obligations of Kohl's by such a person in such circumstances, subject to certain exceptions, Kohl's shall be discharged from all obligations under the LYONs and the indenture. Although such transactions are permitted under the indenture, certain of the foregoing transactions occurring on or prior to June 12, 2003 could constitute a change in control of Kohl's permitting each holder to require Kohl's to purchase the LYONs of such holder as described above.

Backup Withholding and Information Reporting

      Information reporting will apply to payments of interest or dividends, if any, made by us on, or the proceeds of the sale or other disposition of, the LYONs or shares of common stock with respect to certain noncorporate holders, and backup withholding at a rate of 31% may apply unless the recipient of such payment supplies a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establishes an exemption from backup withholding. Any amount withheld under the backup withholding rules will be allowable as a credit against the holder's federal income tax, provided that the required information is provided to the Internal Revenue Service.

Discharge of the Indenture

      Kohl's may satisfy and discharge its obligations under the indenture by delivering to the trustee for cancellation all outstanding LYONs or by depositing with the trustee, the paying agent or the conversion agent, if applicable after the LYONs have become due and payable, whether at stated maturity, or any redemption date, or any purchase date, or a change in control purchase date, or upon conversion or otherwise, cash or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding LYONs and paying all other sums payable under the indenture by Kohl's.

Modification

      Modification or amendment of the indenture or the LYONs may be effected by Kohl's and the trustee with the consent of the holders of not less than a majority in aggregate principal amount at maturity of the LYONs then outstanding. However, the following modifications would require the consent of the holders of each outstanding LYON:

    --alter the manner or rate of accrual of original issue discount or interest on any LYON;

    --make any LYON payable in money or securities other than that stated in the LYON

    --make any change that adversely affects the right to require us to purchase a LYON; and

    --impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, the LYONs.

Limitations of Claims in Bankruptcy

      If a bankruptcy proceeding is commenced in respect of Kohl's, the claim of the holder of a LYON is, under Title 11 of the United States Code, limited to the issue price of the LYON plus that portion of the original issue discount that has accrued from the date of issue to the commencement of the proceeding. In addition, the holders of the LYONs will be subordinated in right of payment to senior indebtedness and effectively subordinated to the indebtedness and other obligations of Kohl's subsidiaries.

Information Concerning the Trustee

      The Bank of New York is the trustee, registrar, paying agent and conversion agent under the indenture. We may maintain deposit accounts and conduct other banking transactions with the trustee in the normal course of business.

Governing Law

      The indenture and the LYONs are governed by, and construed in accordance with, the law of the State of New York.

                          DESCRIPTION OF CAPITAL STOCK

      Our authorized capital stock consists of 800,000,000 common shares, $0.01 par value per share, and 10,000,000 preferred shares, $0.01 par value per share. As of May 26, 2000, 329,669,427 shares of common stock and no shares of preferred stock were issued and outstanding.

Common Stock

      Voting. For all matters submitted to a vote of stockholders, each holder of common stock is entitled to one vote for each share registered in his or her name on the books of Kohl's. Our common stock does not have cumulative voting rights. As a result, subject to the voting rights of any outstanding preferred stock and any voting limitations imposed by the Wisconsin Business Corporation Law, persons who hold more than 50% of the outstanding common stock can elect all of the directors who are up for election in a particular year.

      Election of Board of Directors. Our articles of incorporation divide the board of directors into three classes serving staggered three-year terms. As a result, at least two annual meetings will generally be required for stockholders to effect a change of a majority of the board of directors. Any director, or the entire board of directors, may be removed from office only for cause. These provisions in the articles of incorporation require an 80% vote of stockholders to amend or repeal.

      Dividends. If our board declares a dividend, holders of common stock will receive payments from the funds of Kohl's that are legally available to pay dividends. However, this dividend right is subject to any preferential dividend rights we may grant to the persons who hold preferred stock, if any is outstanding.

      Liquidation. If Kohl's is dissolved, the holders of common stock will be entitled to share ratably in all the assets that remain after we pay our liabilities and any amounts we may owe to the persons who hold preferred stock, if any is outstanding.

      Other Rights and Restrictions. Holders of common stock do not have preemptive rights, and they have no right to convert their common stock into any other securities. Our common stock is not redeemable.

      Listing. Our common stock is listed on the New York Stock Exchange.

      Transfer Agent and Registrar. The transfer agent and registrar for our common stock is The Bank of New York.

Wisconsin Business Corporation Law

      Provisions of the Wisconsin Business Corporation Law ("WBCL") could have the effect of delaying, deterring or preventing a change in control of Kohl's.

      Restrictions on Business Combinations. Sections 180.1130 to 180.1134 of the WBCL provide generally that for a "resident domestic corporation," such as Kohl's, business combinations not meeting fair price standards specified in the statute must be approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by the outstanding voting shares of the corporation, and (2) two-thirds of the votes entitled to be cast by the holders of voting shares that are not beneficially owned by a "significant shareholder" or an affiliate or associate of a significant shareholder who is a party to the transaction. This requirement is in addition to any vote that may be required by law or our articles of incorporation. The term "business combination" means, subject to certain exceptions, a merger or share exchange of the issuing public corporation (or any subsidiary of that corporation) with, or the sale or other disposition of substantially all of the property and assets of the issuing public corporation to, any significant shareholder or affiliate of a significant shareholder. "Significant shareholder" means a person that is the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the issuing public corporation. These statutory sections also restrict the repurchase of shares and the sale of corporate assets by an issuing public corporation in response to a takeover offer.

      Sections 180.1140 to 180.1144 of the WBCL prohibit certain "business combinations" between a "resident domestic corporation" and an interested shareholder within three years after the date such person became an interested shareholder, unless the business combination or the acquisition of the interested shareholder's stock has been approved before the stock acquisition date by the corporation's board of directors. An "interested shareholder" is a person beneficially owning 10% or more of the voting power of the outstanding voting stock of such corporation. After the three-year period, a business combination with the interested shareholder may be consummated only with the approval of the holders of a majority of the voting stock not beneficially owned by the interested shareholder at a meeting called for that purpose, unless the business combination satisfies specified adequacy-of-price standards intended to provide a fair price for shares held by disinterested stockholders.

      Control Share Voting Restrictions. Under Section 180.1150(2) of the WBCL, the voting power of shares of a "resident domestic corporation" that are held by any person in excess of 20% of the voting power are limited (in voting on any matter) to 10% of the full voting power of those excess shares, unless otherwise provided in the articles of incorporation or unless full voting rights have been restored at a special meeting of the stockholders called for that purpose. This statute is designed to protect corporations against uninvited takeover bids by reducing to one-tenth of their normal voting power all shares in excess of 20% owned by an acquiring person. Section 180.1150(3) excludes shares held or acquired under certain circumstances from the application of Section 180.1150(2), including (among others) shares acquired directly from Kohl's and shares acquired in a merger or share exchange to which Kohl's is a party.

      Constituency Provision. Under Section 180.0827 of the WBCL, in discharging his or her duties, a director or officer of Kohl's may, in addition to considering the effects of any action on stockholders, consider the effects of any action on employees, suppliers, customers, the communities in which Kohl's operates and any other factors that the director or officer considers pertinent.

Preferred Stock

      Our articles of incorporation authorize the board of directors to issue preferred stock in one or more series and to determine the voting rights, dividend rights, dividend rates, liquidation preferences, conversion or exchange rights, redemption rights, including sinking fund provisions and redemption prices, and other terms and rights of each series.

      Although our board of directors does not presently intend to authorize the issuance of preferred stock, it could issue a series of preferred stock that could impede the completion of a merger, tender offer or other takeover attempt. Our board will issue such a series of preferred stock only if it determines that the issuance is in the best interests of Kohl's and its stockholders. In addition, the terms of a series of preferred stock might discourage a potential acquiror from attempting to acquire Kohl's in a manner that changes the composition of our board of directors, even when a majority of our stockholders believe that such an acquisition would be in their best interests or would receive a premium for their stock over the then current market price.

                       FEDERAL INCOME TAX CONSIDERATIONS

      This is a summary of certain United States federal income tax considerations relevant to holders of LYONs. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. There can be no assurance that the Internal Revenue Service will not challenge one or more of the conclusions described herein, and Kohl's has not obtained, nor does Kohl's intend to obtain, a ruling from the Internal Revenue Service with respect to the United States federal income tax consequences of acquiring or holding LYONs.

      This summary does not purport to deal with all aspects of United States federal income taxation that may be relevant to a holder (for example, persons subject to the alternative minimum tax provisions of the Code). Also, it is not intended to be wholly applicable to all categories of investors, such as foreign corporations and individuals who are not citizens or residents of the United States, some of which may be subject to special rules.

      This summary also does not discuss the tax consequences arising under the laws of any state, local or foreign jurisdiction. In addition, this summary is limited to original purchasers of LYONs who acquire LYONs at their original issue price within the meaning of Section 1273 of the Code and who will hold the LYONs and common stock into which the LYONs may be converted as "capital assets" within the meaning of Section 1221 of the Code.

      Persons considering the purchase, ownership, conversion or other disposition of LYONs should consult their own tax advisors regarding the United States federal income tax consequences and the consequences arising under the laws of any state, local or foreign taxing jurisdiction.

      Kohl's has been advised by its counsel, Godfrey & Kahn, S.C., that in such counsel's opinion the LYONs will be treated as indebtedness for United States federal income tax purposes. Counsel has further advised Kohl's that it is counsel's opinion that, while the following does not purport to discuss all tax matters relating to the LYONs, based upon the LYONs being treated as indebtedness, the following are the material federal income tax consequences of the LYONs, subject to the qualifications set forth above.

Original Issue Discount

      The LYONs were issued at a substantial discount from their principal amount at maturity. For United States federal income tax purposes, the difference between the issue price (the initial price at which a substantial number of the LYONs are sold for money other than sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and the stated principal amount at maturity of each LYON constitutes Original Issue Discount. Holders of the LYONs are required to include Original Issue Discount in income periodically over the term of the LYONs before receipt of the cash or other payment attributable to such income.

      A holder of a LYON must include in gross income for United States federal income tax purposes the sum of the daily portions of Original Issue Discount with respect to the LYON for each day during the taxable year or portion of a taxable year on which such holder holds the LYON ("Accrued Original Issue Discount"). The daily portion is determined by allocating to each day of an accrual period a pro rata portion of an amount equal to the adjusted issue price of the LYON at the beginning of the accrual period multiplied by the yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) of the LYON. The accrual period of a LYON may be of any length and may vary in length over the term of the LYON, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs at the end of an accrual period or on the first day of an accrual period. The adjusted issue price of the LYON at the start of any accrual period is the issue price of the LYON increased by the

Accrued Original Issue Discount for each prior accrual period. Under these rules, holders will have to include in gross income increasingly greater amounts of Original Issue Discount in each successive accrual period. Any amount included in gross income by a holder as Original Issue Discount will increase a holder's tax basis in the LYON.

      We intend to treat the possibility of (i) an optional redemption on a change in control, as described under "Description in LYONs--Change in Control Permits Purchase of LYONs by Kohl's at the Option of the Holder," and (ii) the additional interest that would accrue on the LYONs as a result of our failure to cause the LYONs to be registered under the Securities Act as remote under applicable Treasury regulations. We do not intend to treat the possibilities described in (i) or (ii) above as (x) affecting the determination of the yield to maturity of the LYONs or (y) giving rise to any additional accrual of Original Issue Discount or recognition of ordinary income upon the redemption, sale or exchange of a LYON. In the unlikely event that the interest rate on the LYONs is increased, then such increased interest may be treated as increasing the amount of Original Issue Discount on the LYONs includable by a holder.

      We are required to furnish annually to the Internal Revenue Service and to certain noncorporate holders information regarding the amount of the Original Issue Discount attributable to that year. For this purpose, we will use a six-month accrual period which ends on the day in each calendar year corresponding to the maturity day of the LYON or the date six months before such maturity date.

Disposition or Conversion

      Except as described below, gain or loss upon a sale or other disposition of a LYON will generally be capital gain or loss (which will be long term if the LYON is held for more than one year). Net capital gains of non-corporate taxpayers are, under certain circumstances, taxed at lower rates than items of ordinary income. In the case of non-corporate taxpayers, long-term capital gains with respect to property held for more than one year are taxed at a maximum 20% federal tax rate. Net capital gain of corporations is taxed the same as ordinary income, with a maximum federal rate of 35%. The deductibility of capital losses is subject to limitations.

      A holder's conversion of a LYON into common stock is generally not a taxable event (except with respect to cash received in lieu of a fractional share which is taxable as ordinary interest income). The holder's obligation to include in gross income the daily portions of Original Issue Discount with respect to a LYON will terminate prospectively on the date of conversion. The holder's basis in the common stock received on conversion of a LYON will be the same as the holder's basis in the LYON at the time of conversion (exclusive of any tax basis allocable to a fractional share). The holding period for the common stock received on conversion will include the holding period of the converted LYON (assuming each is held as a capital asset) except that the holder's holding period for common stock attributable to Accrued Original Issue Discount may commence on the day following the date of conversion.

      If a holder elects to exercise its option to tender a LYON to Kohl's on a purchase date and Kohl's issues common stock in satisfaction of all or part of the Purchase Price, the exchange of the LYON for common stock should qualify as a reorganization or an otherwise nontaxable transaction for United States federal income tax purposes.

      If the Purchase Price is paid solely in common stock, neither gain nor loss would generally be recognized by the holder, except as described below with respect to a fractional share.

      If the Purchase Price is paid in a combination of shares of common stock and cash (other than cash received in lieu of a fractional share), gain (but not loss) realized by the holder would be recognized, but only to the extent such gain does not exceed such cash.

      A holder's tax basis in the common stock received in the exchange will be the same as the holder's tax basis in the LYON tendered to us in exchange for the common stock (exclusive of any tax basis allocable to a fractional share interest as described below). However, this tax basis will be decreased by the amount of cash (other than cash received in lieu of a fractional share), if any, received in exchange and increased by the amount of any gain recognized by the holder on the exchange (other than gain with respect to a fractional share).

      The holding period for common stock received in the exchange will include the holding period for the LYON tendered to Kohl's in exchange for the common stock (assuming each is held as a capital asset). However, the holding period for common stock attributable to Accrued Original Issue Discount may commence on the day following the purchase date.

      Cash received in lieu of a fractional share of common stock upon conversion of a LYON or upon a put of a LYON to Kohl's on a purchase date should be treated as a payment in exchange for the fractional share. Accordingly, if the common stock is a capital asset in the hands of the holder, the receipt of cash in lieu of a fractional share of common stock should generally result in capital gain or loss, if any, measured by the difference between the cash received for the fractional share and the holder's basis in the fractional share.

      If a holder elects to exercise its option to tender a LYON to Kohl's on a purchase date or a change in control purchase date and Kohl's delivers cash in satisfaction of the purchase price, the holder would recognize gain or loss, measured by the difference between the amount of cash transferred by us to the holder and the holder's basis in the tendered LYON. Gain or loss recognized by the holder would generally be capital gain or loss.

      If a holder sells a LYON in the market, it will be a taxable sale with the same results to the holder as a tender to Kohl's with a payment in cash.

      Gain or loss upon a sale or other disposition of the common stock received upon conversion of a LYON or in satisfaction of the Purchase Price of a LYON put to us generally will be capital gain or loss if the common stock is held as a capital asset (which gain or loss will be long-term if the holding period for such common stock is more than one year). In the case of non-corporate taxpayers, long-term capital gains with respect to property held for more than one year are taxed at a maximum 20% federal tax rate. Net capital gain of corporations is taxed the same as ordinary income, with a maximum federal tax rate of 35%. The deductibility of capital losses is subject to limitations.

Constructive Dividend

      If at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of the LYONs, the conversion rate of the LYONs is increased, such increase may be deemed to be the payment of a taxable dividend to holders of the LYONs.

      For example, an increase in the conversion rate in the event of distributions of evidences of indebtedness or assets of Kohl's or an increase in the event of an Extraordinary Cash Dividend will generally result in deemed dividend treatment to holders of the LYONs, but generally an increase in the event of stock dividends or the distribution of rights to subscribe for common stock will not. See "Description of LYONs--Conversion Rights."

Backup Withholding and Information Reporting

      Information reporting will apply to payments of interest or dividends, if any, made by us on, or the proceeds of the sale or other disposition of, the LYONs or shares of common stock with respect to certain noncorporate holders, and backup withholding at a rate of 31% may apply unless the recipient of such payment supplies a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establishes an exemption from backup withholding. Any amount withheld under the backup withholding rules will be allowable as a credit against the holder's United States federal income tax, provided that the required information is provided to the Internal Revenue Service.

Tax Event

      The modification of the terms of the LYONs by us upon a Tax Event as described in "Description of LYONs--Optional Conversion to Semiannual Coupon Note upon Tax Event," could possibly alter the timing of income recognition by the holders with respect to the semiannual payments of interest due after the change to semiannual coupon notes.

                            SELLING SECURITYHOLDERS

      We originally issued the LYONs in a private placement in June 2000. The LYONs were resold by the initial purchaser to qualified institutional buyers under Rule 144A under the Securities Act. Selling securityholders may offer and sell the LYONs and the underlying common stock pursuant to this prospectus.

      The following table sets forth information as of August 15, 2000 about the principal amount at maturity of LYONs and the underlying common stock, beneficially owned by each selling securityholder, that may be offered using this prospectus.

                          Principal Amount               Number of
                            at Maturity                  Shares of
                              of LYONs      Percentage  Common Stock  Percentage of
                         Beneficially Owned  of LYONs     That May    Common Stock
    Name and Address      That May Be Sold  Outstanding Be Sold (1)  Outstanding (2)
    ----------------     ------------------ ----------- ------------ ---------------
Allstate Insurance
 Company................    $ 1,200,000           *         8,587            *
 3075 Sanders Rd., Ste.
 G6B
 Northbrook, IL 60062

Allstate Life Insurance
 Company................    $ 5,700,000        1.03%       40,789            *
 3075 Sanders Rd., Ste.
 G6B
 Northbrook, IL 60062

American Fidelity
 Assurance Company......    $   200,000           *         1,431            *
 c/o CALAMOS Asset
 Management, Inc.
 1111 E. Warrenville Rd.
 Naperville, IL 60563-
 1493...................

Amerisure
 Companies/Michigan
 Mutual Insurance
 Company................    $   550,000           *         3,936            *
 c/o CALAMOS Asset
 Management, Inc.
 1111 E. Warrenville Rd.
 Naperville, IL 60563-
 1493

Argent Classic
 Convertible Arbitrage
 Fund L.P...............    $12,400,000        2.25%       88,734            *
 181 Harbor Drive
 Stamford, CT 06902-7474

Argent Classic
 Convertible Arbitrage
 Fund (Bermuda) L.P.....    $29,000,000        5.26%      207,524            *
 73 Front St., Hamilton
 HM12
 P.O. Box HM 3013
 Hamilton HMMX, Bermuda

Arpeggio Fund...........    $ 5,700,000        1.03%       40,789            *
 555 California St.,
 Ste. 2975
 San Francisco, CA 94104

Associated Electric &
 Gas Insurance Services
 Limited................    $ 2,000,000           *        14,312            *
 c/o CALAMOS Asset
 Management, Inc.
 1111 E. Warrenville Rd.
 Naperville, IL 60563-
 1493

Aventis Pension Master
 Trust..................    $   830,000           *         5,939            *
 c/o CALAMOS Asset
 Management, Inc.
 1111 E. Warrenville Rd.
 Naperville, IL 60563-
 1493


                          Principal Amount               Number of
                            at Maturity                  Shares of
                              of LYONs      Percentage  Common Stock  Percentage of
                         Beneficially Owned  of LYONs     That May    Common Stock
    Name and Address      That May Be Sold  Outstanding Be Sold (1)  Outstanding (2)
    ----------------     ------------------ ----------- ------------ ---------------
Bear, Stearns & Co.
 Inc....................     $1,500,000           *        10,734            *
 245 Park Ave., 13th Fl.
 New York, NY 10167

Blue Cross Blue Shield
 of Florida.............     $1,750,000           *        12,523            *
 c/o CALAMOS Asset
 Management, Inc.
 1111 E. Warrenville Rd.
 Naperville, IL 60563-
 1493

Boilermaker-Blacksmith
 Pension Trust..........     $5,100,000           *        36,496            *
 c/o CALAMOS Asset
 Management, Inc.
 1111 E. Warrenville Rd.
 Naperville, IL 60563-
 1493

BS Debt Income Fund--
 Class A................     $   30,000           *           215            *
 c/o CALAMOS Asset
 Management, Inc.
 1111 E. Warrenville Rd.
 Naperville, IL 60563-
 1493

CALAMOS Convertible
 Fund--CALAMOS
 Investment Trust.......     $7,035,000        1.28%       50,342            *
 c/o CALAMOS Asset
 Management, Inc.
 1111 E. Warrenville Rd.
 Naperville, IL 60563-
 1493

CALAMOS Convertible
 Growth and Income
 Fund--CALAMOS
 Investment Trust.......     $2,050,000           *        14,670            *
 c/o CALAMOS Asset
 Management, Inc.
 1111 E. Warrenville Rd.
 Naperville, IL 60563-
 1493

CALAMOS Convertible
 Portfolio--CALAMOS
 Advisors Trust.........     $  225,000           *         1,610            *
 c/o CALAMOS Asset
 Management, Inc.
 1111 E. Warrenville Rd.
 Naperville, IL 60563-
 1493

CALAMOS Global
 Convertible Fund--
 CALAMOS Investment
 Trust..................     $  385,000           *         2,755            *
 c/o CALAMOS Asset
 Management, Inc.
 1111 E. Warrenville Rd.
 Naperville, IL 60563-
 1493

CapitalCare, Inc........     $   60,000           *           429            *
 c/o CALAMOS Asset
 Management, Inc.
 1111 E. Warrenville Rd.
 Naperville, IL 60563-
 1493...................

CareFirst of Maryland,
 Inc....................     $  275,000           *         1,968            *
 c/o CALAMOS Asset
 Management, Inc.
 1111 E. Warrenville Rd.
 Naperville, IL 60563-
 1493


                           Principal Amount               Number of
                             at Maturity                  Shares of
                               of LYONs      Percentage  Common Stock  Percentage of
                          Beneficially Owned  of LYONs     That May    Common Stock
    Name and Address       That May Be Sold  Outstanding Be Sold (1)  Outstanding (2)
    ----------------      ------------------ ----------- ------------ ---------------
Champion International
 Corporation Retirement
 Trust..................     $ 2,225,000           *        15,922            *
 c/o CALAMOS Asset
 Management, Inc.
 1111 E. Warrenville Rd.
 Naperville, IL 60563-
 1493

CIBC World Markets
 International Arbitrage
 Corp...................     $24,000,000        4.35%      171,744            *
 425 Lexington Ave., 5th
 Fl.
 New York, NY 10017

City of Albany Pension
 Plan...................     $   460,000           *         3,292            *
 c/o CALAMOS Asset
 Management, Inc.
 1111 E. Warrenville Rd.
 Naperville, IL 60563-
 1493

City of Birmingham
 Retirement & Relief
 System.................     $ 1,350,000           *         9,661            *
 c/o CALAMOS Asset
 Management, Inc.
 1111 E. Warrenville Rd.
 Naperville, IL 60563-
 1493

City of Knoxville
 Pension System.........     $   550,000           *         3,936            *
 c/o CALAMOS Asset
 Management, Inc.
 1111 E. Warrenville Rd.
 Naperville, IL 60563-
 1493
Conseco Annuity
 Assurance Company--
 Multi Bucket Annuity
 Convertible Bond Fund..     $ 3,000,000           *        21,468            *
 c/o Conseco Capital
 Management
 11825 N. Pennsylvania
 St.
 Carmel, IN 46032
Continental Assurance
 Company on behalf of
 Separate Account (E)...     $ 4,600,000           *        32,918            *
 CNA Plaza, 23 South
 Chicago, IL 60685
Continental Casualty
 Company................     $23,400,000        4.24%      167,450            *
 CNA Plaza, 23 South
 Chicago, IL 60685
Credit Suisse First
 Boston Corporation.....     $ 5,500,000        1.00%       39,358            *
 5 World Trade Center
 New York, NY 10048
Delta Airlines Master
 Trust..................     $ 9,310,000        1.69%       66,622            *
 c/o CALAMOS Asset
 Management, Inc.
 1111 E. Warrenville Rd.
 Naperville, IL 60563-
 1493
Deutsche Bank AG........     $33,000,000        5.98%      236,148            *
 1251 Avenue of
 Americas,
 26th Fl.
 New York, NY 10020-2600

                           Principal Amount               Number of
                             at Maturity                  Shares of
                               of LYONs      Percentage  Common Stock  Percentage of
                          Beneficially Owned  of LYONs     That May    Common Stock
    Name and Address       That May Be Sold  Outstanding Be Sold (1)  Outstanding (2)
    ----------------      ------------------ ----------- ------------ ---------------
Deutsche Bank Securities
 Inc....................     $18,000,000        3.26%      128,808            *
 1251 Avenue of
 Americas,
 26th Fl.
 New York, NY 10020-2600
The Dow Chemical Company
 Employees' Retirement
 Plan...................     $10,000,000        1.81%       71,560            *
 c/o CALAMOS Asset
 Management, Inc.
 1111 E. Warrenville Rd.
 Naperville, IL 60563-
 1493
The Fondren Foundation..     $   310,000           *         2,218            *
 c/o CALAMOS Asset
 Management, Inc.
 1111 E. Warrenville Rd.
 Naperville, IL 60563-
 1493
FreeState Health Plan,
 Inc....................     $    75,000           *           537            *
 c/o CALAMOS Asset
 Management, Inc.
 1111 E. Warrenville Rd.
 Naperville, IL 60563-
 1493

Gennessee County
 Employees' Retirement
 System.................     $   500,000           *         3,578            *
 c/o CALAMOS Asset
 Management, Inc.
 1111 E. Warrenville Rd.
 Naperville, IL 60563-
 1493

Goldman Sachs and
 Company................     $   700,000           *         5,009            *
 181 Maiden Ln., 41st
 Fl.
 New York, NY 10038

Greek Catholic Union....     $    35,000           *           251            *
 c/o CALAMOS Asset
 Management, Inc.
 1111 E. Warrenville Rd.
 Naperville, IL 60563-
 1493

Greek Catholic Union
 II.....................     $    60,000           *           429            *
 c/o CALAMOS Asset
 Management, Inc.
 1111 E. Warrenville Rd.
 Naperville, IL 60563-
 1493

Group Hospitalization
 and Medical Services,
 Inc....................     $   300,000           *         2,147            *
 c/o CALAMOS Asset
 Management, Inc.
 1111 E. Warrenville Rd.
 Naperville, IL 60563-
 1493

Gryphon Domestic III,
 LLC....................     $17,000,000        3.08%      121,652            *
 555 California St.,
 Ste. 2975
 San Francisco, CA 94104

Healthcare Underwriters
 Mutual Insurance
 Company................     $ 1,250,000           *         8,945            *
 c/o INVESCO, Inc.
 1166 Avenue of the
 Americas
 New York, NY 10036


                           Principal Amount               Number of
                             at Maturity                  Shares of
                               of LYONs      Percentage  Common Stock  Percentage of
                          Beneficially Owned  of LYONs     That May    Common Stock
    Name and Address       That May Be Sold  Outstanding Be Sold (1)  Outstanding (2)
    ----------------      ------------------ ----------- ------------ ---------------
HealthNow New York,
 Inc....................     $   340,000           *         2,433            *
 c/o CALAMOS Asset
 Management, Inc.
 1111 E. Warrenville Rd.
 Naperville, IL 60563-
 1493

Highbridge International
 LLC....................     $32,000,000        5.80%      228,992            *
 P.O. Box 30554 SMB
 Grand Cayman, Cayman
 Islands BWI

H.K. Porter Company,
 Inc....................     $   125,000           *           895            *
 c/o CALAMOS Asset
 Management, Inc.
 1111 E. Warrenville Rd.
 Naperville, IL 60563-
 1493

Investcorp--SAM Fund
 Limited................     $17,500,000        3.17%      125,230            *
 555 California St.,
 Ste. 2975
 San Francisco, CA 94104

Jackson County
 Employees' Retirement
 System.................     $   275,000           *         1,968            *
 c/o CALAMOS Asset
 Management, Inc.
 1111 E. Warrenville Rd.
 Naperville, IL 60563-
 1493

Kettering Medical Center
 Funded Depreciation
 Account................     $   300,000           *         2,147            *
 c/o CALAMOS Asset
 Management, Inc.
 1111 E. Warrenville Rd.
 Naperville, IL 60563-
 1493

Knoxville Utilities
 Board Retirement
 System.................     $   350,000           *         2,505            *
 c/o CALAMOS Asset
 Management, Inc.
 1111 E. Warrenville Rd.
 Naperville, IL 60563-
 1493

Lehman Brothers Inc.....     $39,700,000        7.20%      284,093            *
 200 Vesey St., 6th Fl.
 New York, NY 10285

Louisiana Workers'
 Compensation
 Corporation............     $   675,000           *         4,830            *
 c/o CALAMOS Asset
 Management, Inc.
 1111 E. Warrenville Rd.
 Naperville, IL 60563-
 1493

Lutheran Brotherhood
 Income Fund............     $ 2,500,000           *        17,890            *
 625 4th Avenue South,
 MS #1010
 Minneapolis, MN 55415

Lydian Overseas
 Partners...............     $35,500,000        6.44%      254,038            *
 677 Washington Blvd.
 Stamford, CT 06901


                           Principal Amount               Number of
                             at Maturity                  Shares of
                               of LYONs      Percentage  Common Stock  Percentage of
                          Beneficially Owned  of LYONs     That May    Common Stock
    Name and Address       That May Be Sold  Outstanding Be Sold (1)  Outstanding (2)
    ----------------      ------------------ ----------- ------------ ---------------
Macomb County Employees'
 Retirement System......     $   350,000           *         2,505            *
 c/o CALAMOS Asset
 Management, Inc.
 1111 E. Warrenville Rd.
 Naperville, IL 60563-
 1493

MAG Mutual Insurance
 Company................     $   500,000           *         3,578            *
 c/o INVESCO, Inc.
 1166 Avenue of the
 Americas
 New York, NY 10036

Medical Liability Mutual
 Insurance Company......     $46,250,000        8.39%      330,965            *
 c/o INVESCO, Inc.
 1166 Avenue of the
 Americas
 New York, NY 10036

Merrill Lynch Pierce
 Fenner & Smith Inc.....     $ 5,424,000           *        38,814            *
 101 Hudson St.
 Jersey City, NJ 07302-
 3997

Nashville Electric
 Service................     $   225,000           *         1,610            *
 c/o CALAMOS Asset
 Management, Inc.
 1111 E. Warrenville Rd.
 Naperville, IL 60563-
 1493

NCMIC Insurance Company
 .......................     $   600,000           *         4,294            *
 c/o INVESCO, Inc.
 1166 Avenue of the
 Americas
 New York, NY 10036

NORCAL Mutual Insurance
 Company................     $   400,000           *         2,862            *
 c/o CALAMOS Asset
 Management, Inc.
 1111 E. Warrenville Rd.
 Naperville, IL 60563-
 1493

OHIC Insurance Company..     $   800,000           *         5,725            *
 c/o INVESCO, Inc.
 1166 Avenue of the
 Americas
 New York, NY 10036

OZ Master Fund, Ltd.....     $22,500,000        4.08%      161,010            *
 9 W. 57th St., 39th Fl.
 New York, NY 10019

Physicians' Reciprocal
 Insurers Account #7....     $ 2,000,000           *        14,312            *
 c/o CALAMOS Asset
 Management, Inc.
 1111 E. Warrenville Rd.
 Naperville, IL 60563-
 1493


                           Principal Amount               Number of
                             at Maturity                  Shares of
                               of LYONs      Percentage  Common Stock  Percentage of
                          Beneficially Owned  of LYONs     That May    Common Stock
    Name and Address       That May Be Sold  Outstanding Be Sold (1)  Outstanding (2)
    ----------------      ------------------ ----------- ------------ ---------------
Port Authority of
 Allegheny County
 Retirement and
 Disability Allowance
 Plan for the Employees
 Represented by Local 85
 of the Amalgamated
 Transit Unit...........     $ 5,400,000           *        38,642            *
 c/o CALAMOS Asset
 Management, Inc.
 1111 E. Warrenville Rd.
 Naperville, IL 60563-
 1493

Rhapsody Fund, LP.......     $10,900,000        1.98%       78,000            *
 555 California St.,
 Ste. 2975
 San Francisco, CA 94104

Spear, Leeds & Kellogg..     $ 2,000,000           *        14,312            *
 120 Broadway, 7th Fl.
 New York, NY 10271

SPT.....................     $ 3,200,000           *        22,899            *
 c/o CALAMOS Asset
 Management, Inc.
 1111 E. Warrenville Rd.
 Naperville, IL 60563-
 1493

Teacher Retirement
 System of Texas........     $ 6,900,000        1.25%       49,376            *
 1000 Red River St.
 Austin, TX 78701-2698

Toronto Dominion (New
 York), Inc.............     $20,000,000        3.63%      143,120            *
 31 W. 52nd St., 21st
 Fl.
 New York, NY 10019

Unifi, Inc. Profit
 Sharing Plan and
 Trust..................     $   490,000           *         3,506            *
 c/o CALAMOS Asset
 Management, Inc.
 1111 E. Warrenville Rd.
 Naperville, IL 60563-
 1493

United Food and
 Commercial Workers
 Local 1262 and
 Employees Pension
 Fund...................     $ 1,140,000           *         8,158            *
 c/o CALAMOS Asset
 Management, Inc.
 1111 E. Warrenville Rd.
 Naperville, IL 60563-
 1493

Van Waters & Rogers,
 Inc. Retirement Plan
 (f.k.a. Univar
 Corporation)...........     $ 1,500,000           *        10,734            *
 c/o CALAMOS Asset
 Management, Inc.
 1111 E. Warrenville Rd.
 Naperville, IL 60563-
 1493

The Virginia Insurance
 Reciprocal.............     $   600,000           *         4,294            *
 c/o INVESCO, Inc.
 1166 Avenue of the
 Americas
 New York, NY 10036


                          Principal Amount               Number of
                            at Maturity                  Shares of
                              of LYONs      Percentage  Common Stock  Percentage of
                         Beneficially Owned  of LYONs     That May    Common Stock
    Name and Address      That May Be Sold  Outstanding Be Sold (1)  Outstanding (2)
    ----------------     ------------------ ----------- ------------ ---------------
White River Securities
 L.L.C..................
 245 Park Ave., 13th Fl.
 New York, NY 10167         $ 1,500,000            *       10,734            *

Any other holder of
 LYONs or future
 transferee, pledgee,
 donee or successor of
 any holder (3)(4)......    $57,891,000        10.50%     414,268            *

--------
*Less than 1%.
(1) Assumes conversion of all of the holder's LYONs at a conversion rate of
    7.156 shares of common stock per $1,000 principal amount at maturity of the LYONs. However, this conversion rate will be subject to adjustment as described under "Description of LYONs--Conversion Rights." As a result, the amount of common stock issuable upon conversion of the LYONs may increase or decrease in the future.
(2) Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 329,669,427 shares of common stock outstanding as of May 26, 2000. In calculating this amount, we treated as outstanding that number of shares of common stock issuable upon conversion of all of that particular holder's LYONs. However, we did not assume the conversion of any other holder's LYONs.
(3) Information about other selling securityholders will be set forth in prospectus supplements, if required.
(4) Assumes that any other holders of LYONs, or any future transferees, pledgees, donees or successors of or from any such other holders of LYONs, do not beneficially own any common stock other than the common stock issuable upon conversion of the LYONs at the initial conversion rate.

      We prepared this table based on the information supplied to us by the selling securityholders named in the table.

      The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their LYONs since the date on which the information is presented in the above table. Information about the selling securityholders may change over time. Any changed information will be set forth in prospectus supplements.

      Because the selling securityholders may offer all or some of their LYONs or the underlying common stock from time to time, we cannot estimate the amount of the LYONs or the underlying common stock that will be held by the selling securityholders upon the termination of any particular offering. See "Plan of Distribution."

                              PLAN OF DISTRIBUTION

      We will not receive any of the proceeds of the sale of the LYONs and the underlying common stock offered by this prospectus. The LYONs and the underlying common stock may be sold form time to time to purchasers:

    --directly by the selling securityholders; or

    --through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the LYONs and the underlying common stock.

      The selling securityholders and any such broker-dealers or agents who participate in the distribution of the LYONs and the underlying common stock may be deemed to be "underwriters." As a result, any profits on the sale of the underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

      If the LYONs and the underlying common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions.

      The LYONs and the underlying common stock may be sold in one or more transactions at:

    --fixed prices;

    --prevailing market prices at the time of sale;

    --varying prices determined at the time of sale; or

    --negotiated prices.

      These sales may be effected in transactions:

    --on any national securities exchange or quotation service on which the LYONs and underlying common stock may be listed or quoted at the time of the sale, including the New York Stock Exchange in the case of the common stock;

    --in the over-the-counter market;

    --in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

    --through the writing of options.

      These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

      In connection with the sales of the LYONs and the underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the LYONs and the underlying common stock in the course of hedging their positions. The selling securityholders may also sell the LYONs and the underlying common stock short and deliver LYONs and the underlying common stock to close out short positions, or loan or pledge LYONs and the underlying common stock to broker-dealers that in turn may sell the LYONs and the underlying common stock.

      To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the LYONs and the underlying common stock by the selling securityholders. Selling securityholders may not sell any or all of the LYONs and the underlying common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that any such selling securityholder will not transfer, devise or gift the LYONs and the underlying common stock by other means not described in this prospectus.

      Our common stock trades on the New York Stock Exchange under the symbol "KSS." We do not intend to apply for listing of the LYONs on any securities exchange or for quotation through Nasdaq. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the LYONs.

      There can be no assurance that any selling securityholder will sell any or all of the LYONs or the underlying common stock pursuant to this prospectus. In addition, any LYONs or underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

      The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the LYONs and the underlying common stock by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the LYONs and the underling common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the LYONs and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the LYONs and the underlying commons stock.

      Pursuant to the registration rights agreement that has been filed as an exhibit to this registration statement, we and the selling securityholders will be indemnified by the others against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

      We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the LYONs and the underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

                                 LEGAL MATTERS

      Certain legal matters will be passed upon for Kohl's by Godfrey & Kahn, S.C., Milwaukee, Wisconsin. Mr. Peter M. Sommerhauser is a director of Kohl's and a shareholder and member of the Management Committee of Godfrey & Kahn, S.C. As of March 31, 2000, Mr. Sommerhauser had voting and investment control of 33,430,646 shares of common stock of Kohl's or 10.3% of the outstanding shares.

                                    EXPERTS

      Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule appearing in our Annual Report on Form 10-K for the year ended January 29, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                    PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth those expenses to be incurred by the Company in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. The Company will be reimbursed for these expenses by Merrill Lynch & Co. All of the amounts shown are estimates, except the applicable Securities and Exchange Commission registration fee.

      SEC registration fee............................................. $ 84,075
      Printing expenses................................................   15,000
      Legal fees.......................................................   45,000
      Accounting fees..................................................   15,000
      Miscellaneous expenses...........................................   15,925
                                                                        --------
          Total........................................................ $175,000
                                                                        ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 180.0851 of the Wisconsin Business Corporation Law (the "WBCL") requires the Company to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding for all reasonable expenses incurred in the proceeding, if such person was a party to such proceeding because he or she was a director or officer of the Company unless it is determined that he or she breached or failed to perform a duty owed to the Company and such breach or failure to perform constitutes: (i) a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct.

      Section 180.0858 of the WBCL provides that subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under the article of incorporation or bylaws of the Company, a written agreement between the director or officer and the Company, or a resolution of the Board of Directors or the shareholders.

      Unless otherwise provided in the Company's articles of incorporation or bylaws, or by written agreement between the director or officer and the Company, an officer or director seeking indemnification is entitled to indemnification if approved in any of the following manners as specified in
Section 180.0855 of the WBCL: (i) by majority vote of a disinterested quorum of the board of directors; (ii) by independent legal counsel chosen by a quorum of disinterested directors or its committee; (iii) by a panel of three arbitrators (one of which is chosen by a quorum of disinterested directors); (iv) by the vote of the shareholders; (v) by a court; or (vi) by any other method permitted in Section 180.0858 of the WBCL.

      Reasonable expenses incurred by a director or officer who is a party to a proceeding may be reimbursed by the Company, pursuant to Section 180.0853 of the WBCL, at such time as the director or officer furnishes to the Company written affirmation of his or her good faith that he or she has not breached or failed to perform his or her duties and written confirmation to repay any amounts advanced if it is determined that indemnification by the Company is not required.

      Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses or insurance to the extent required or permitted under Sections 180.0850 or
180.0858 of the WBCL for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

      As permitted by Section 180.0858, the Company has adopted indemnification provisions in its By-Laws which closely track the statutory indemnification provisions with certain exceptions. In particular, Article VIII of the Company's By-Laws, among other items, provides (i) that an individual shall be indemnified unless it is proven by a final judicial adjudication that indemnification is prohibited and (ii) payment or reimbursement of expenses, subject to certain limitations, will be mandatory rather than permissive.

      Through insurance, the officers and directors of the Company are also insured for acts or omissions related to the conduct of their duties. The insurance covers certain liabilities which may arise under the Securities Act of 1933, as amended.

      Under Section 180.0828 of the WBCL, a director of the Company is not personally liable for breach of any duty resulting solely from his or her status as a director, unless it shall be proved that the director's conduct constituted conduct described in the first paragraph of this item.

ITEM 16. EXHIBITS

  4.1  Indenture between the Company and The Bank of New York dated as of June
       12, 2000.

  4.2  Registration Rights Agreement.

  5.1  Opinion of Godfrey & Kahn, S.C.

 12.1 Statement Regarding Computation of Ratios of Earnings to Fixed Charges, incorporated by reference to Exhibit 12.1 of the Company's Quarterly
       Report on Form 10-Q for the fiscal quarter ended April 29, 2000.

 23.1  Consent of Ernst & Young LLP.

 23.2  Consent of Godfrey & Kahn, S.C. (included in exhibit 5.1).

 24.1  Powers of Attorney (included on the signature page).

 25.1 Form of T-1 Statement of Eligibility of the Trustee under the Indenture.

ITEM 17. UNDERTAKINGS

      a. The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase and decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs
             (a)(1)(i)
             and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
             Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

       (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      b. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

      c. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the financial adjudication of such issue.

      d. The undersigned registrant hereby undertakes that:

       (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

       (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menomonee Falls, State of Wisconsin, on August 17, 2000.

                                          Kohl's Corporation

                                                  /s/ William S. Kellogg
                                          By: _________________________________
                                                    William S. Kellogg
                                                   Chairman of the Board

                               POWER OF ATTORNEY

      Each person whose signature appears below appoints William S. Kellogg, R. Lawrence Montgomery, Kevin Mansell and Arlene Meier, and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments), to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended) and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, and any other regulatory authority, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing, requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



      /s/ William S. Kellogg                  /s/ R. Lawrence Montgomery
_____________________________________     _____________________________________
         William S. Kellogg                      R. Lawrence Montgomery
       Chairman and Director                 Vice Chairman, Chief Executive
                                                  Officer and Director

         /s/ Kevin Mansell
_____________________________________              /s/ Arlene Meier
            Kevin Mansell                 _____________________________________
      President and Director                          Arlene Meier
                                          Chief Financial Officer and Director
                                           (Principal Financial and Accounting
                                                        Officer)

         /s/ Jay H. Baker
_____________________________________

            Jay H. Baker
              Director                              /s/ Wayne Embry
                                          _____________________________________

       /s/ James D. Ericson                            Wayne Embry
_____________________________________                   Director

          James D. Ericson
              Director
                                          _____________________________________

         /s/ Frank V. Sica                            John F. Herma
_____________________________________                   Director

            Frank V. Sica
              Director                             /s/ Herbert Simon
                                          _____________________________________

     /s/ Peter M. Sommerhauser                        Herbert Simon
_____________________________________                   Director

        Peter M. Sommerhauser
              Director                            /s/ R. Elton White
                                          _____________________________________
                                                     R. Elton White
                                                        Director

Dated: August 17, 2000

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